Exhibit 4

FIFTH SUPPLEMENTAL INDENTURE

AMONG

WILLBROS GROUP, INC., a Delaware Corporation

WILLBROS UNITED STATES HOLDINGS, INC., a Delaware Corporation

formerly known as Willbros USA, Inc.

AND

BOKF, NA dba BANK OF TEXAS

As Trustee

DATED AS OF NOVEMBER 7, 2012

TO THE INDENTURE FOR

6.5% CONVERTIBLE SENIOR NOTES DUE 2012

DATED AS OF DECEMBER 23, 2005

FIFTH SUPPLEMENTAL INDENTURE

FIFTH SUPPLEMENTAL INDENTURE, dated as of November 7, 2012 among Willbros Group, Inc., a Delaware corporation (the “Company”), Willbros United States Holdings, Inc., a Delaware corporation formerly known as Willbros USA, Inc. (the “Guarantor”), and BOKF, NA dba Bank of Texas (the “Trustee”), as successor in interest to The Bank of New York Mellon (formerly known as The Bank of New York).

WHEREAS, Willbros Group, Inc., a Republic of Panama corporation (“Willbros Panama”), has heretofore executed and delivered to the Trustee an indenture, dated as of December 23, 2005, as supplemented by the First Supplemental Indenture thereto, dated as of November 2, 2007 (the “First Supplemental Indenture”), the Second Supplemental Indenture thereto, dated as of March 3, 2009 (the “Second Supplemental Indenture”), the Third Supplemental Indenture thereto, dated as of July 1, 2010 (the “Third Supplemental Indenture”) and the Fourth Supplemental Indenture thereto, dated as of September 16, 2011 (the “Fourth Supplemental Indenture,” and such indenture, as so supplemented by the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture and the Fourth Supplemental Indenture, the “Indenture”), pursuant to which Willbros Panama has duly issued 6.5% Convertible Senior Notes due 2012 (the “Notes”) in the aggregate principal amount of $84,500,000, of which $32,050,000 in aggregate principal amount of the Notes are outstanding as of the Effective Date; and

WHEREAS, pursuant to the Agreement and Plan of Merger dated as of December 10, 2008 among the Company, Willbros Panama and Willbros Merger, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Sub”), on March 3, 2009 Sub merged with and into Willbros Panama (the “Merger”), with Willbros Panama being the surviving corporation in the Merger, following which Willbros Panama became a direct, wholly owned subsidiary of the Company; and

WHEREAS, pursuant to the Second Supplemental Indenture, the Company assumed all obligations of Willbros Panama under the Indenture and the Notes; and

WHEREAS, the Company has received consents to certain amendments to the Indenture as described herein from Holders representing in excess of a majority in aggregate principal amount of the outstanding Notes as of the date hereof; and

WHEREAS, pursuant to the first subparagraph of Section 11.2 of the Indenture, the Indenture may be amended with the consent or affirmative vote of the Holders of at least a majority of the principal amount of the Notes at that time outstanding so long as the amendment does not fall under subparagraphs (a) through (l) of Section 11.2; and

WHEREAS, the amendment effected by this Fifth Supplemental Indenture does not fall under subparagraphs (a) through (l) of Section 11.2; and

WHEREAS, pursuant to Section 11.7 of the Indenture, upon the execution of this Fifth Supplemental Indenture by the Company, the Guarantor and the Trustee, the Indenture shall be modified in accordance herewith, and this Fifth Supplemental Indenture shall form a part of the Indenture for all purposes and every Holder of the Notes shall be bound hereby.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE ONE

PROVISIONS OF GENERAL APPLICATION

SECTION 1.01. Applicability of Amendments. This Fifth Supplemental Indenture with respect to the Notes is effective as of November 7, 2012 (the “Effective Date”).

SECTION 1.02. Definitions. All capitalized terms which are used herein and not otherwise defined herein are defined in the Indenture and are used herein with the same meanings as in the Indenture. If a capitalized term is defined in the Indenture and this Supplemental Indenture, the definition in this Supplemental Indenture shall apply to the Indenture and the Notes.

SECTION 1.03. Provisions of the Indenture. Except insofar as herein otherwise expressly provided, all the definitions, provisions, terms and conditions of the Indenture shall remain in full force and effect. The Indenture as modified by this Fifth Supplemental Indenture is in all respects ratified and confirmed, and the Indenture and this Fifth Supplemental Indenture shall be read, taken and considered as one and the same instrument for all purposes and every Holder of Notes authenticated and delivered under the Indenture shall be bound hereby. The provisions of this Fifth Supplemental Indenture shall, subject to the terms hereof, supersede the provisions of the Indenture to the extent the Indenture is inconsistent herewith.

ARTICLE TWO

AMENDMENTS TO THE INDENTURE

SECTION 2.01. Amendments to Section 6.13.

The first paragraph of Section 6.13 is hereby amended by inserting the following sentence immediately prior to the final sentence of such paragraph:

“The foregoing paragraph shall not be applicable to the incurrence of Credit Agreement Indebtedness during the period from and including the Effective Date through and including December 15, 2012.”

ARTICLE THREE

MISCELLANEOUS PROVISIONS

SECTION 3.01. Integral Part. This Fifth Supplemental Indenture constitutes an integral part of the Indenture.

SECTION 3.02. Trust Indenture Act Controls. If any provision of this Fifth Supplemental Indenture limits, qualifies or conflicts with another provision which is required to be included in this Fifth Supplemental Indenture by the TIA, the required provision shall control. If any provision of this Fifth Supplemental Indenture modifies any TIA provision that may be so modified, such TIA provision shall be deemed to apply to this Fifth Supplemental Indenture as so modified. If any provision of this Fifth Supplemental Indenture excludes any TIA provision that may be so excluded, such TIA provision shall be excluded from this Fifth Supplemental Indenture.

SECTION 3.03. Governing Law. THIS FIFTH SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

SECTION 3.04. Severability. In case any provision in this Fifth Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall, to the fullest extent permitted by applicable law, not in any way be affected or impaired thereby.

SECTION 3.05. Counterpart Originals. The parties may sign any number of copies of this Fifth Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 3.06. Successors. All agreements of the Company or the Guarantor in this Fifth Supplemental Indenture shall bind their respective successors. All agreements of the Trustee in this Fifth Supplemental Indenture shall bind its successors.

SECTION 3.07. Headings. The headings of the Articles and Sections of this Fifth Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 3.08. Benefit of Fifth Supplemental Indenture. Nothing in this Fifth Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto, any Registrar, any Paying Agent and their successors hereunder, and the Holders of Securities, any benefit or any legal or equitable right, remedy or claim under this Fifth Supplemental Indenture.

SECTION 3.09. Acceptance by Trustee. The Trustee accepts the amendments to the Indenture effected by this Fifth Supplemental Indenture and agrees to execute the trusts created by the Indenture as hereby amended, but only upon the terms and conditions set forth in this Fifth Supplemental Indenture and the Indenture. Without limiting the generality of the foregoing, the Trustee assumes no responsibility for the correctness of the recitals contained herein, which shall be taken as the statements of the Company and the Guarantor and except as provided in the Indenture, the Trustee shall not be responsible or accountable in any way whatsoever for or with respect to the validity or execution or sufficiency of this Fifth Supplemental Indenture and the Trustee makes no representation with respect thereto.

All rights, protections, privileges, indemnities and benefits granted or afforded to the Trustee under the TIA or the Indenture shall be deemed incorporated herein by this reference and shall be deemed applicable to all actions taken, suffered or omitted by the Trustee under this Fifth Supplemental Indenture.

[signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Supplemental Indenture to be duly executed and attested, all as of the date first written above.

WILLBROS GROUP, INC.

By:	/s/ Van A. Welch
Name: Van A. Welch
Title: Executive Vice President and Chief Financial Officer

WILLBROS UNITED STATES HOLDINGS, INC., as Guarantor

By:	/s/ Van A. Welch
Name: Van A. Welch
Title: Executive Vice President and Chief Financial Officer

BOKF, NA dba BANK OF TEXAS, as Trustee

By:	/s/ Maria Barrera
Name: Maria Barrera
Title: Assistant Vice President